Exhibit 99.1

For Immediate Release

Contact:	Curtis A. Sampson, Chairman Jeffrey K. Berg, President and Chief Operating Officer Paul N. Hanson, Vice President – Finance Telephone – (320) 848-6231

JEFFREY BERG NAMED AS COMMUNICATIONS SYSTEMS, INC. CEO

Hector, MN — June 21, 2007 — The Board of Directors of Communications Systems, Inc. (AMEX: JCS) today announced the appointment of Jeffrey K. Berg as Chief Executive Officer of the Company, effective immediately. Mr. Berg succeeds Curtis A. Sampson who has been the Company’s Chief Executive Officer since it was founded in 1969. Mr. Sampson will continue as the Chairman of the Board.

The Company also announced that Wayne E. Sampson, the Chairman’s brother, who has served on the CSI Board since 1981, has retired as a director effective today, and that Mr. Berg has been appointed by the Board of Directors to fill the director position vacated by Wayne Sampson’s retirement.

Mr. Sampson stated that: “I am please that CSI’s 37 years of operations have resulted in several stock splits, stock dividends, and regular cash dividends, as well as two major spin-offs, that provided shareholders with $32.75 for each share of CSI stock held prior to the two spin-offs. CSI’s current financial position is very strong, with cash in excess of $30,000,000 and no debt. President and Chief Operating Officer Jeff Berg and I have worked together with others for 17 years to achieve the goals set for CSI and its shareholders. Shareholders will be well served by Jeff Berg as CSI’s new Chief Executive Officer.”

Mr. Berg stated: “Curt is a great leader who has set the bar very high for all of us at CSI. With his vision, he created a long lasting, prosperous company and we are committed to continuing that legacy into the future. CSI has been and is a very financially strong company. With Curt’s direction and guidance, we have never lost sight of our employees and customers. Speaking personally, Curt has been a role model and mentor. I am honored and excited with this appointment. On behalf of all CSI employees, we thank Curt for his past and future leadership and caring.”

Communications Systems, Inc. also announced that at its annual meeting of shareholders today, Curtis Sampson and Gerald D. Pint were reelected to the Board of Directors for three year terms.

About Communications Systems, Inc.

Communications Systems, Inc. (“CSI”) provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice grade connecting devices and wiring systems. CSI serves the broadband market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. CSO also supplies copper wire and fiber optic structured wiring systems for broadband networks and line filters for digital subscriber line (“DSL”) service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities, plans, pending claims, investigations or litigation which are typically preceded by the words “believes”, “expects”, “anticipates”, “intends” or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.